Exhibit 99.1

CONTACT INFORMATION:                                      FOR IMMEDIATE RELEASE
Financial: Bruce Crowell,
Chief Financial Officer
732-945-6000
bcrowell@dset.com
-----------------

Media Relations:
Patricia Beninati
Director of Marketing,
732-945-6000 Ext. 240
pbeninati@dset.com
------------------
or
Lorretta Gasper
Wind Rose Communications
404-459-8878
lorretta.gasper@windrosecommunications.com




                  DSET Plans To Appeal NASDAQ Delisting Notice

SHREWSBURY, N.J.--Sept. 12, 2002--DSET Corporation (NASDAQ-SCM:DSET), one of the industry's premier providers of electronic bonding gateways and OSS solutions for global, multi-vendor networks, announced today it received a letter from the Nasdaq Stock Market, Inc., informing the Company that its Common Stock is subject to delisting from the Nasdaq SmallCap Market because the Company had not regained compliance with the $1.00 minimum bid price per share requirement set forth in Marketplace Rule 4310(c)(8)(D).

DSET transferred the listing of its Common Stock from the Nasdaq National Market to the Nasdaq SmallCap Market on May 29, 2002. However, the Company is not eligible for a 180 calendar day grace period to regain such compliance since it does not meet the $5.0 million stockholders' equity requirement for initial inclusion on the NASDAQ SmallCap Market set forth under Marketplace Rule 4310(c)(2)(A).

DSET has requested a hearing before the NASDAQ Listing Qualifications Panel to appeal the ruling by NASDAQ. During the appeals process, which the Company expects will take between 30 and 60 days, the Company's Common Stock will continue to trade on the NASDAQ SmallCap Market. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing. In the event the Listing Qualifications Panel does not grant continued listing, the Company expects its Common Stock would trade on the Over-the-Counter Bulletin Board (OTCBB). The OTCBB is a regulated quotation service that displays real-time quotes, last-sales prices, and volume information for more than 3,600 equity securities.

About DSET

DSET Corporation (www.dset.com) is one of the leading providers of innovative OSS software solutions designed to minimize operational costs and maximize the value of service offerings for telecommunications providers around the world. Since 1989, DSET's field-proven products have been used to build critical global network applications that generate immediate return on investment. DSET's portfolio of industry-leading products include: electronic-bonding gateways that allow competitive service providers to exchange information electronically with other telecommunications providers which significantly reduce the time required to provision services and resolve service outages for their customers; and IPSource, an advanced IP provisioning, activation and configuration platform enabling providers to deploy, modify and manage services quickly, reliably and profitably.

Statements about financial matters in this press release, other than historical facts, are forward-looking. Since all statements about DSET's plans, estimates, and expectations are based on current projections that involve risks and uncertainties, and are subject to change at any time, the company's actual results may differ materially from expected results. Investors should consider these risks and uncertainties, which are discussed in documents filed by DSET with the Securities and Exchange Commission. These documents identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements. DSET expressly disclaims any obligation to update any forward-looking statements.



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